Exhibit 99.1

NEWS RELEASE

Release No. 107-03-09

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR RELEASE AT 4:05 P.M. (EDT) TUESDAY, MARCH 10, 2009

LP Completes Major Refinancing

NASHVILLE, Tenn. (March 10, 2009) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) today announced the completion of a major refinancing, which it has been working on since last summer. These transactions include: 1) the modification of covenants associated with LP’s senior unsecured notes which mature in August 2010; 2) the issuance and sale of units consisting of $375 million aggregate principal amount at maturity of senior secured notes which mature in 2017 and warrants to purchase an aggregate of approximately 18.4 million shares of LP common stock; and 3) the entry into a $100 million Asset Based Lending (ABL) facility.

The issuance and sale of the units generated net proceeds of approximately $264 million, after deduction of original issue discount and fees and expenses associated with all aspects of the refinancing. LP applied a portion of those proceeds to the concurrent retirement of $126.6 million of LP’s senior unsecured notes. The notes are secured primarily by a first lien on certain principal U.S. properties and 65% of the stock of LP’s foreign subsidiaries and a second lien on certain accounts receivables and inventory.

The $100 million ABL facility with Bank of America and the Royal Bank of Canada has a three-and-a-half year term, subject to the retirement of LP’s remaining $73.4 million of senior unsecured notes by February 15, 2010, with the flexibility to increase the size in the future under certain conditions. The facility is secured primarily with a first lien on eligible accounts receivables and inventory and a second lien on principle U.S. properties. The ABL facility will be used for general corporate purposes.

LOUISIANA-PACIFIC CORPORATION

414 Union Street Suite 2000	Nashville, TN 37129	T 615.986.5600	F 615.986.5666	WWW.LPCORP.COM

“These transactions are an important part of our overall effort to strengthen our financial position and extend the maturities of our debt,” said Curt Stevens, LP’s chief financial officer. “We believe that this capital availability, along with our previously announced actions to reduce costs and conserve cash, will allow us to get through these poor market conditions and position ourselves to take advantage of the economic rebound as it occurs.”

“We would like to thank all of the participating banks, as well as our counsel at Jones Day, for bringing this financing to a successful conclusion in some of the most trying times in our industry, the banking sector and the overall economy,” Stevens added.

Stevens and other LP officials involved in the refinancing will host a conference call to discuss these transactions in greater detail on Thursday, March 12 at 11 a.m. EDT (8 a.m. PDT). To participate in the call, dial 866.383.8009 (domestic) or 617.597.5342 (international) and enter the access code 49215586. To access the live webcast, visit www.lpcorp.com and go to the “Investor Relations” section from the “About LP” menu.

The webcast will be archived on LP’s Web site. A replay of the conference call will also be available from 2 p.m. EST March 12, 2009, until 5 p.m. March 19, 2009, by calling 888.286.8010 (domestic) or 617.801.6888 (international) and entering the access code 36043116.

LP, headquartered in Nashville, Tenn., is a premier supplier of building products, manufacturing innovative, high-quality commodity and specialty products for its retail, wholesale, homebuilding and industrial customers. Visit LP’s Web site at www.lpcorp.com for additional information on the company.

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